July 27, 2000


Mr. Paul A. Halpern
Guardian Energy Management Corp.
2300 Harmon Road
Auburn Hills, MI  48326

                       Re: GEMCO, ECCO, & MEXP Equity Deal
                       -----------------------------------
Dear Paul:

Please allow this letter to document our agreement regarding the recent convertible loan that Guardian Energy Management Corp. ("GEMCO") made to Miller Exploration Co. ("MEXP") and the ownership of the resultant warrants to buy MEXP common stock in the event that the MEXP shareholders approve the granting of the warrants to GEMCO. Ownership of the warrants for each of the three option periods is shown below:

                                  GEMCO           JORDAN          ECCO
                                  -----           ------          ----
One Year, $1.35                 1,136,364         312,500       113,636
Two Years, $2.50                1,818,182         500,000       181,818
Four Years, $3.00               6,545,455       1,800,000       654,545

Both Jordan Exploration Company, L.L.C. and Ecco Investments, L.L.C. understand that in the event that GEMCO is not given a grant of the above referenced warrants to buy MEXP common stock due to MEXP's failure to gain shareholder approval, then Jordan and Ecco shall subsequently have no claim to such warrants or the shares of MEXP stock represented by such warrants.

If the foregoing represents your understanding of the ownership of the warrant shares after MEXP shareholder approval, please sign two copies of this letter and return them to me.

Very truly yours,

Jordan Exploration Company, L.L.C.


Robert M. Boeve
Manager & CEO


Accepted and agreed to this _____           Accepted and agreed to this _____
day of ___________, 2000.                   day of ___________, 2000.


Guardian Energy Management Corp.            ECCO Investments, L.L.C.



------------------------------------        ------------------------------------
By:  Paul A. Halpern                        By:  Robert M. Boeve
Its:  Vice President of Operations          Its:   Manager


RMB:kw

cc:      Wayne A. Sterenberg
         Martin G. Lagina